                                                                  Exhibit 10.107

                           LOAN AND SECURITY AGREEMENT


                          ATC HEALTHCARE SERVICES, INC.

                                       AND

                           ATC STAFFING SERVICES, INC.

                                  ("BORROWERS")

                                       AND

                        COPELCO/AMERICAN HEALTHFUND, INC.

                                   ("LENDER")


                              DATED MARCH __, 2000



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
SECTION 1.            DEFINITIONS AND INTERPRETATION.............................................................1
         1.1      Terms Defined..................................................................................1
         1.2      Accounting Principles..........................................................................7

SECTION 2.            THE LOANS..................................................................................7
         2.1      Credit Facility - Description..................................................................7
         2.2      Funding Procedures.............................................................................8
         2.3      Interest and Non-Use Fee.......................................................................9
         2.4      Additional Interest Provisions................................................................10
         2.5      Payments......................................................................................10
         2.6      Use of Proceeds...............................................................................11
         2.7      Lockboxes and Collections.....................................................................11
         2.8      Fees..........................................................................................13

SECTION 3.            COLLATERAL................................................................................13
         3.1      Description...................................................................................13
         3.2      Lien Documents................................................................................13
         3.3      Other Actions.................................................................................13
         3.4      Searches......................................................................................14
         3.5      Filing Security Agreement.....................................................................14
         3.6      Power of Attorney.............................................................................14
         3.7      Landlord Waivers..............................................................................14

SECTION 4.            CLOSING AND CONDITIONS PRECEDENT TO ADVANCES..............................................15
         4.1      Resolutions, Opinions, and Other Documents....................................................15
         4.2      Additional Preconditions to Loans.............................................................16
         4.3      Absence of Certain Events.....................................................................17
         4.4      Compliance with this Agreement................................................................17
         4.5      Closing Certificate...........................................................................17
         4.6      Closing.......................................................................................17
         4.7      Non-Waiver of Rights..........................................................................17

SECTION 5.            REPRESENTATIONS AND WARRANTIES............................................................17
         5.1      Corporate Organization and Validity...........................................................17
         5.2      Places of Business............................................................................18
         5.3      Operation of Facilities.......................................................................18
         5.4      Pending Litigation............................................................................19
         5.5      Obligors......................................................................................19
         5.6      Title to Collateral...........................................................................19
         5.7      Governmental Consent..........................................................................19
         5.8      Taxes.........................................................................................19
         5.9      Financial Statements..........................................................................19
         5.10     Full Disclosure...............................................................................20
         5.11     Subsidiaries..................................................................................20
         5.12     Guarantees, Contracts, etc....................................................................20
         5.13     Compliance with Laws..........................................................................20
         5.14     Other Associations............................................................................21
         5.15     Environmental Matters.........................................................................21
         5.17     Solvency......................................................................................21
         5.18     Lockboxes.....................................................................................22
         5.19     Borrowing Base Reports........................................................................22
         5.20     Security Interest.............................................................................22
         5.21     Accounts......................................................................................22
         5.22     Pension Plans.................................................................................22
         5.23     Representations and Warranties for each Subsequent Loan.......................................22

SECTION 6.            BORROWERS' AFFIRMATIVE COVENANTS..........................................................24
         6.1      Payment of Taxes and Claims...................................................................24
         6.2      Maintenance of Insurance, Financial Records and Corporate Existence...........................24


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
         6.3      Business Conducted............................................................................25
         6.4      Litigation....................................................................................25
         6.5      Taxes.........................................................................................25
         6.6      Financial Covenants...........................................................................26
         6.7      Financial and Business Information............................................................26
         6.8      Officers' Certificates........................................................................27
         6.9      Inspection....................................................................................27
         6.10     Tax Returns and Reports.......................................................................28
         6.11     Material Adverse Developments.................................................................28
         6.12     Places of Business............................................................................28
         6.13     Notice of Action or Claim.....................................................................28
         6.14     Verification of Information...................................................................28
         6.15     Value Track System............................................................................28

SECTION 7.            BORROWERS' NEGATIVE COVENANTS:............................................................28
         7.1      Merger, Consolidation, Dissolution or Liquidation.............................................29
         7.2      Liens and Encumbrances........................................................................29
         7.3      Negative Pledge...............................................................................29
         7.4      Transactions With Affiliates or Subsidiaries..................................................29
         7.5      Guarantees....................................................................................29
         7.6      Loans to Other Persons........................................................................30
         7.7      Change in Ownership...........................................................................30
         7.8      Distributions.................................................................................30

SECTION 8.            DEFAULT...................................................................................30
         8.1      Events of Default.............................................................................30
         8.2      Cure..........................................................................................32
         8.3      Rights and Remedies on Default................................................................32
         8.4      Nature of Remedies............................................................................34
         8.5      Lender's Right to Terminate Credit Facility...................................................34

SECTION 9.            MISCELLANEOUS.............................................................................34
         9.1      GOVERNING LAW.................................................................................34
         9.2      Integrated Agreement..........................................................................34
         9.3      Waiver and Indemnity..........................................................................34
         9.4      Time..........................................................................................35
         9.5      Expenses of Lender............................................................................35
         9.6      Confidentiality...............................................................................36
         9.7      Brokerage.....................................................................................36
         9.8      Notices.......................................................................................36
         9.9      Headings......................................................................................37
         9.10     Survival......................................................................................37
         9.11     Successors and Assigns........................................................................37
         9.12     Duplicate Originals...........................................................................37
         9.13     Modification..................................................................................37
         9.14     Signatories...................................................................................37
         9.15     Third Parties.................................................................................37
         9.16     CONSENT TO JURISDICTION.......................................................................37
         9.17     Discharge of Taxes, Borrowers' Obligations, Etc...............................................38
         9.18     Waiver of Jury Trial..........................................................................38
         9.19     Publication...................................................................................38
         9.20     Injunctive Relief.


          LOAN AND SECURITY AGREEMENT


         This Loan and Security Agreement ("Agreement") is dated this ____ day of March, 2000, by and among ATC HEALTHCARE SERVICES, INC., a Georgia corporation ("Healthcare") and ATC STAFFING SERVICES, INC., a


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Delaware corporation ("Staffing", and together with Healthcare, "Borrowers") and
Copelco/American HealthFund, Inc., a Delaware corporation ("Lender").


                                   BACKGROUND

         A. Borrowers have requested that Lender make revolving loans to them of up to Twenty Million Dollars ($20,000,000.00) outstanding in the aggregate at any one time, which will be secured by a first priority perfected security interest in the Accounts and other Collateral of Borrowers. Lender is willing to make such loans to Borrowers pursuant to the terms and provisions hereinafter set forth.

         B. The parties desire to define the terms and conditions of their relationship to writing. NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:


SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Terms Defined. As used in this Agreement, the following terms have the following respective meanings:

                  "Account" means (a) the third party reimbursable portion of accounts receivable owing to either Borrower arising out of the delivery by either Borrower of medical, surgical, diagnostic or other professional or medical or dental services, including all rights to reimbursement under any agreements with an Obligor, (b) all accounts, general intangibles, rights, remedies, guarantees, and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, all rights under this Agreement in respect of the foregoing, (c) all rights to payment for goods sold or leased or services rendered, (d) all information and data compiled or derived by either Borrower in respect of such accounts receivable (other than any such information and data subject to legal restrictions of patient confidentiality), and (e) all proceeds of any of the foregoing.

                  "Accounts Detail File" has the meaning set forth in Section 2.2(b) hereof

                  "Advance(s)" means any monies advanced or credit extended to or for the benefit of Borrowers by Lender under the Credit Facility.

                  "Advance Rate" means the percentage specified in Schedule 1 as the Advance Rate, as such percentage may be adjusted by the Lender from time to time pursuant to Section 2.1(d) hereof.

                  "Affiliate" means, as to any Person, any other Person or any group acting in concert in respect of such Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person. For the purpose of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agreement" has the meaning set forth in the preamble.

                  "Applicable Margin" means two percent (2%) per annum, provided that, from and after May 31, 2000, "Applicable Margin" shall be calculated in accordance with the table and text below:

                  Leverage Ratio                                       Applicable Margin
                  --------------                                       -----------------
                  greater than or equal to 12/1                              2.00%
                  greater than or equal to 10/1, but less than 12/1          1.75%
                  greater than or equal to 8/1, but less than 10/1           1.50%
                  greater than or equal to 6/1, but less than 8/1            1.00%
                  less than 6/1                                              0.50%


The calculation of Applicable Margin shall be made quarterly based upon the Consolidated financial statements of Borrowers. Changes to Applicable Margin shall become effective for the then outstanding balance of the Loans and all Advances thereafter made as of the Funding Date immediately following receipt by Lender of the financial statements on which such change is based, provided however that if Borrowers fail to deliver to Lender financial statements in a timely manner, as required by this Agreement, Applicable Margin shall be 2% for the period commencing with the first day of the Fiscal quarter immediately following the Fiscal quarter to which such financial statements relate and ending on the first Funding Date following receipt by Lender of such financial statements.

                  "Authorized Officer" means any officer or partner of a Borrower authorized by specific resolution of such Borrower to request Loans as set forth in the incumbency certificate referred to in Section 4.1(d) of this Agreement.

                  "Base Rate" means the highest per annum rate of interest referenced as the "Prime Rate" as reported in the Money Rates Section of The Wall Street Journal, on the date of determination. If The Wall Street Journal is not published on such business day or does not report such rate, such rate shall be as reported by such other publication or source as Lender may select.

                  "Billing Date" means the last Business Day of the week in which the services were rendered .

                  "Borrowers" has the meaning set forth in the preamble.

                  "Borrowing Base" means, at any date, an amount equal to the lesser of (a) the Revolving Loan Commitment, or (b) the product of (i) the Advance Rate then in effect, times (ii) the Estimated Net Value of all Eligible Accounts as of such date.

                  "Borrowing Base deficiency" means, as of any date, the amount, if any, by which (i) the aggregate principal amount of the Loans outstanding as of such date exceeds (ii) the Borrowing Base as of such date.

                  "Borrowing Base Excess" means, as of any date, the amount, if any, by which (i) the Borrowing Base as of such date exceeds (ii) the aggregate principal amount of the Loans outstanding as of such date.

                  "Borrowing Base Report" has the meaning given to such term in
Section 2.2(b) hereof.

                  "Business Day" means any day other than a Saturday, Sunday or any day on which banking institutions in Philadelphia, Pennsylvania or New York, New York are permitted or required by law, executive order or governmental decree to remain closed or a day on which Lender is closed for business.

                  "Closing" has the meaning set forth in Section 4.6 hereof.

                  "Closing Date" has the meaning set forth in Section 4.6 hereof.

                  "Collateral" has the meaning set forth in Section 3.1 hereof.

                  "Collection Account" has the meaning set forth in Section 2.7(a) hereof.

                  "Collections" means with respect to any Account, all cash collections on such Account.

                  "Commitment Fee" has the meaning set forth in Section 2.8 hereof.

                  "Concentration Limits" means the various financial tests, expressed as percentages of the then current ENV of all Eligible Accounts, described on Schedule 1 as in effect from time to time.

                  "Consolidated" refers to the consolidation of the accounts of Borrowers and their Subsidiaries in accordance with GAAP, including principles of consolidation.

                  "Consolidating" refers to the separate accounts of each Borrower and each Subsidiary prepared in accordance with GAAP.

                  "Contract" means an agreement by which an Obligor is obligated to pay for services rendered to patients of a Borrower.

                  "Credit Facility" has the meaning set forth in Section 2.1(a) hereof.

                  "Debt" means all indebtedness for borrowed money, trade debt, debts of others guaranteed by either Borrower or secured by either of their assets, obligations under capitalized leases and all other obligations which are or should be treated as indebtedness under generally accepted accounting principles, excluding, for purposes of determining compliance with Section 6.6 and calculating Applicable Margin only (and only until demand for payment is made with respect thereto), certain contingent liabilities set forth on Exhibit 1 attached hereto and made a part hereof.

                  "Debt Service Coverage Ratio" means the ratio of (a) the sum of (i) net income, plus (ii) interest expense, plus (iii) depreciation and amortization expenses, minus (iv) Distributions permitted by the terms of this Agreement, for Borrowers' most recently completed four Fiscal quarters, to (b) the sum of (i) interest expense for such four-quarter period, plus (ii) the current portion of long-term debt, plus (iii) the current portion of the principal portion of lease payments under capitalized leases, all as determined on a Consolidated basis for Borrowers in accordance with generally accepted accounting principles consistently applied.

                  "Default Rate" means 200 basis points above the interest rate otherwise applicable on all Loans.

                  "Defaulted Account" means an Account as to which (a) the initial ENV has not been received in full as Collections within 150 days of the Billing Date, or (b) Lender reasonably deems uncollectible because of the bankruptcy or insolvency of the Obligor or any other reason.

                  "Distribution" means (a) dividends or other distributions on capital stock of any Borrower; and (b) the redemption, repurchase or acquisition of such stock or equity interests or of warrants, rights or other options to purchase such stock.

                  "Download Date" has the meaning set forth in Section 2.2(b) hereof.

                  "Eligible Account" means an Account of a Borrower:

(a) which is a liability of an Obligor which is (i) a Person whose residence, or chief executive office, as the case may be, is located in one of the states of the United States of America, (ii) if other than an individual or sole proprietorship, organized under the laws of any jurisdiction in the United States, and (iii) acceptable to Lender in its sole discretion,

(b) the Obligor of which is not an Affiliate of either Borrower,

(c) the Obligor of which has received a letter substantially in the form of
Exhibit 4.2 and in which Lender has a first priority perfected security interest,

(d) as to which the representations and warranties of Section 5.23 hereof are true,

(e) the invoice for which is not outstanding more than 150 days past the date the corresponding services were provided,

(f) to the extent such Account does not include late charges or finance charges,

(g) which arises in connection with the provision of healthcare staffing services, and

(h) which complies with such other criteria and requirements as may be specified from time to time by the Lender in its discretion.

                  "Estimated Net Value" or "ENV" means on any date of calculation with respect to any Account an amount equal to the anticipated cash collections as calculated by Lender using the Value Track System (which system periodically adjusts such amount to reflect the Lender's evaluation of the performance of similar Accounts and to reflect payments received with respect thereto), except that if Lender determines that all Obligor payments with respect to an Account have been made or if an Account has become a Defaulted Account, the ENV of such Account shall be zero.

                  "Event of Default" has the meaning set forth in Section 8.1 hereof.

                  "Expenses" has the meaning set forth in Section 9.5 hereof.

                  "Funding Date" has the meaning set forth in Section 2.2(a) hereof.

                  "GAAP" means generally accepted accounting principles, consistently applied.

                  "Healthcare" has the meaning set forth in the preamble.

                  "Initial Term" has the meaning set forth in Section 2.1(c).

                  "Lender" has the meaning set forth in the preamble.

                  "Leverage Ratio" means, at any time, the ratio of (a) Consolidated Debt of Borrowers, to (b) Consolidated Tangible Net Worth of Borrowers.

                  "Loan(s)" has the meaning set forth in Section 2.1(a) hereof.

                  "Loan Documents" means this Agreement, the Revolving Credit Notes, the Suretyship Agreement, all agreements relating to the Lockbox, all financing statements and any other agreements, instruments, documents and certificates delivered in connection with this Agreement.

                  "Loan Request" has the meaning set forth in Section 2.2(c) hereof.

                  "Lockbox" means a lockbox in the name of the Lender (or a nominee of the Lender) and maintained at the Lockbox Bank, or such other bank as is acceptable to the Lender, to which Collections on all Accounts are sent.

                  "Lockbox Bank" means Mellon Bank, N.A. or such other bank that is acceptable to the Lender.

                  "Maturity Date" has the meaning set forth in Section 2.1(c).

                  "Non-use Fee" has the meaning set forth in Section 2.3(b) hereof.

                  "Obligations" means all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to the Lender by or from either Borrower arising out of this Agreement or any other Loan Document, including, without limitation, all obligations to repay principal of and interest on all the Loans, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to either Borrower under the Loan Documents, whether or not evidenced by any note or other instrument.

                  "Obligor" means the party primarily obligated to pay an Account.

                  "Person" means any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof, or other entity.

                  "Property" means an interest of any Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                  "Revolving Credit Notes" has the meaning set forth in Section 2.1(b).

                  "Revolving Loan Commitment" means an amount equal to Twenty Million Dollars ($20,000,000.00).

                  "Securities" shall have the meaning set forth in Section 6.14 hereof.

                  "Staffing" has the meaning set forth in the preamble.

                  "Subordinated Debt" means Debt or other obligations of any Borrower that is subordinated to the Obligations of such Borrower to Lender on terms and conditions that are satisfactory to Lender in its sole discretion.

                  "Subsidiary" of a Person means any corporation or other entity, more than 50% of the voting capital stock or other ownership interests of which is owned, directly or indirectly by such Person.

                  "Surety" means Staff Builders, Inc., a Delaware corporation.

                  "Suretyship Agreement" means the Guaranty and Suretyship Agreement of even date herewith from Surety to Lender by which Surety has guaranteed and become Surety for all of Borrowers' Obligations to Lender.

                  "Tangible Net Worth" of Borrowers means the amount obtained by subtracting assets minus the sum of liabilities and intangible assets, all determined in accordance with GAAP on a Consolidated basis.

                  "Termination Fee" has the meaning given to such term in
Section 2.5(d) hereof.

                  "Uniform Commercial Code" or "UCC" means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction(s).

                  "Unmatured Event of Default" means an event which with the passage of time, giving of notice or both, would become an Event of Default.

                  "Value Track System" means the proprietary business system used by Lender to value and record the status of Accounts.

1.2 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, to the extent applicable, except as otherwise expressly provided in this Agreement.


SECTION 2. THE LOANS

2.1 Credit Facility - Description.

(a) Subject to the terms and conditions of this Agreement, Lender hereby establishes for the benefit of Borrowers a line of credit facility ("Credit Facility") which shall include Advances which may be extended by Lender to or for the benefit of Borrowers from time to time hereunder in the form of revolving credit loans ("Loans"). The Credit Facility shall be available from the date on which Borrowers have satisfied all of the conditions for such availability as set forth herein until the Maturity Date. The aggregate outstanding principal amount of all Loans, at any time, shall not exceed the Borrowing Base. Subject to such limitation, the aggregate outstanding balance of all Loans may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future Advances which may be made by Lender. In no event shall the initial principal amount of any Advance be less than $100,000.00. If the aggregate outstanding amount of all Advances exceeds the Borrowing Base, Borrowers shall immediately repay such excess in full. Lender has the right at any time and from time to time, in its sole discretion, (but without any obligation) to set aside reasonable reserves against the Borrowing Base in such amounts as it may deem appropriate. The Obligations of Borrowers under the Credit Facility and this Agreement shall at all times be absolute and unconditional and joint and several.

(b) At Closing, Borrowers shall execute and deliver two (2) promissory notes to Lender in the aggregate principal face amount of Twenty Million Dollars ($20,000,000.00) (as may be amended, modified or replaced from time to time, the "Revolving Credit Notes"). The Revolving Credit Notes shall evidence Borrowers' absolute and unconditional, joint and several obligation to repay Lender for all Loans made by Lender under the Credit Facility, with interest as herein and therein provided. Each and every Loan under the Credit Facility shall be deemed evidenced by the Revolving Credit Notes, which is deemed incorporated herein by reference and made a part hereof. All Loans advanced hereunder shall be allocated pari passu among the Revolving Credit Notes. The Revolving Credit Notes shall be substantially in the form set forth in Exhibit "2.1(b)" attached hereto and made a part hereof.

(c) The term ("Initial Term") of the Credit Facility shall expire on March 31, 2003. Borrowers jointly and severally agree to repay all Loans on or before the earlier of the last day of the Initial Term or upon termination of this Agreement ("Maturity Date"). After the Maturity Date no further Advances shall be available from Lender.

(d) From time to time, in each case upon not less than three Business Days' notice to Borrowers, Lender may adjust the Advance Rate set forth on Schedule 1 in order to reflect, in its reasonable judgment, the experience with Borrowers or the Accounts. In addition, upon not less than three Business Days' notice to Borrowers, Lender may adjust the Advance

Rate set forth on Schedule 1 in order to comply with the requirements of any nationally recognized statistical rating organization or party guaranteeing, rating or insuring payment of any Securities.

2.2 Funding Procedures.

(a) Subject to the terms and conditions of this Agreement, Lender will make Loans to Borrowers on the third Business Day of each week or on such other day of the week as Borrowers and Lender may agree (such day is referred to herein as the "Funding Date", whether or not Borrowers have requested a Loan to be made on such date) and thereafter from time to time until the next Funding Date, availability based upon the Borrowing Base determined as of the Download Date immediately preceding such Funding Date and without giving effect to any new Accounts created or paydowns on the Loans made since such Download Date.

(b) Not later than 11:00 AM (Eastern Time) three (3) Business Days prior to each Funding Date ("Download Date"), Borrowers will deliver to the Lender the computer file data associated with the Accounts, which shall include without limitation, the information required by the Lender to enable the Lender to process and value the outstanding Accounts of Borrowers on Lender's Value Track System, as well as bill and collect such Accounts following an Event of Default ("Accounts Detail File"). Upon completion of the processing of the data with respect to such Accounts, Lender will prepare and deliver to Borrowers by no later than 5:00 p.m. (Eastern Time) on the first Business Day following the Download Date (or if such Accounts Detail File is not delivered until after 11:00 A.M. (Eastern Time) on the Download Date, the second Business Day following the Download Date), a report regarding the Borrowing Base then in effect, which shall be substantially in the form of Exhibit 2.2(b) (a "Borrowing Base Report").

(c) On the Funding Date, Borrowers will sign and return the Borrowing Base Report to Lender. If Borrowers are requesting that a Loan be made on such Funding Date, Borrowers shall also deliver to Lender, concurrently with the Borrowing Base Report, a written request for such Loan substantially in the form of Exhibit 2.2(c) (a "Loan Request"). The Borrowing Base Report and Loan Request may be delivered via telecopy and Borrowers acknowledge that Lender may rely on any Borrower's signature by facsimile, which shall be legally binding upon Borrowers.

(d) Subject to the terms and conditions of this Agreement, if the Borrowing Base Report and Loan Request are delivered to Lender before 11:00 A.M. on the Funding Date, Lender will advance on the Funding Date (or the next Business Day if the Borrowing Base Report and Loan Request are delivered after 11:00 A.M. (Eastern
Time)) to Borrowers a Loan in the amount equal to the lesser of (i) the amount of the Loan requested by Borrowers in the Loan Request, or (ii) the Borrowing Base Excess as of such date.

(e) Lender's determination of the Estimated Net Value of the Eligible Accounts and other amounts to be determined or calculated under this Agreement shall, in the absence of manifest error, be binding and conclusive.

2.3 Interest and Non-Use Fee.

(a) Each Loan shall bear interest on the principal amount thereof from the date made until such Loan is paid in full, at a rate per annum equal to the Base Rate plus the Applicable Margin. The interest rate on all of the Loans shall be adjusted (i) weekly based on the Base Rate as of each Funding Date and (ii) from time to time based on changes to the Applicable Margin.

(b) In addition to the interest due hereunder, Borrowers shall pay a fee (the "Non-use Fee") equal to one-half of one percent (0.5%) per annum on the unused portion of the Credit Facility (whether or not such amount would have been available under the Borrowing Base) monthly in arrears, payable on the first Business Day of each month commencing May 1, 2000.

(c) If any Event of Default shall occur and be continuing, the rate of interest applicable to each Loan then outstanding shall be the Default Rate. The Default Rate shall apply from the date of the Event of Default until the date such Event of Default is waived, and interest accruing at the Default Rate shall be payable upon demand.

2.4  Additional Interest Provisions.

(a) Calculation of Interest: Interest on the Loans shall be based on a year of three hundred sixty (360) days and charged for the actual number of days elapsed.

(b) Continuation of Interest Charges: All contractual rates of interest chargeable on outstanding Loans, shall continue to accrue and be paid even after default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

(c) Applicable Interest Limitations: In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall in its sole discretion, apply and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

2.5  Payments.

(a) Borrowers shall pay (i) all accrued interest on the Loans on each Funding Date and (ii) all accrued Non-use Fees on the first Business Day of each month commencing May 1, 2000.

(b) If at any time the aggregate principal amount of all Advances outstanding exceeds the Borrowing Base then in effect, Borrowers shall immediately make such principal prepayments of the Loans as is necessary to eliminate such excess.

(c) The entire principal balance of all of the Loans, together with all unpaid accrued interest thereon and any accrued and unpaid Non-use Fees, shall be due and payable on the Maturity Date.

(d) Subject to the terms of Section 2.3(b) above, Borrowers may prepay the principal of the Loans on any Funding Date without premium or penalty by giving the Lender written notice of the proposed prepayment two Business Days' prior to such Funding Date, provided however, that if Borrowers request Lender to release its interest in any substantial portion of the Collateral, enter into any agreement terminating this Agreement or relieving Borrowers of their obligation to pay the Non-use Fee, or otherwise attempt to terminate this Agreement prior to March 31, 2003, Borrowers shall pay to Lender an early termination fee (the "Termination Fee") equal to the following:

                                                                     Termination Fee
                                                                     ---------------
                  If termination occurs prior to March 31, 2000      $    600,000.00

                  If termination occurs on or after March 31,
                  2001, but prior to March 31, 2002                  $    300,000.00

                  If termination occurs on or after March 31,
                  2002, but prior to March 31, 2003                  $    100,000.00


(e) All payments and prepayments shall be applied first to any unpaid interest, any fees, and thereafter to the principal of the Loans and to other amounts due the Lender, in the order provided in Section 2.7(f) hereof. Except as otherwise provided herein, all payments of principal, interest, fees, or other amounts payable by Borrower hereunder shall be remitted to the Lender in immediately available funds not later than 11:00 a.m. (prevailing Eastern Time) on the day due. Whenever any payment is stated as due on a day which is not a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day and interest shall continue to accrue during such extension.

2.6 Use of Proceeds. The extensions of credit under and proceeds of the Credit Facility shall be used for working capital and general corporate purposes and to repay Borrowers' existing credit facility.

2.7  Lockboxes and Collections.

(a) Borrowers will enter into lockbox agreements in respect of the Lockbox in such form and with the Lockbox Bank or such other bank as is acceptable to Lender. Borrowers shall instruct the Lockbox Bank maintaining the Lockbox to sweep all amounts deposited therein on a daily basis to an account of Lender to be designated by Lender (the "Collection Account").

(b) Borrowers will cause all Collections with respect to all of the Accounts to be sent directly to the Lockbox. In the event that Borrowers receive any Collections that should have been sent to the Lockbox, Borrowers will, promptly upon receipt, and in any event within one Business Day of receipt, forward such Collections directly to the Collection Account in the form received, and if requested by Lender, promptly notify Lender of such event. Until so forwarded, such Collections shall be held in trust for the benefit of Lender.

(c) Borrowers shall not withdraw any amounts from the accounts into which the Collections remitted to the Lockbox are deposited and shall not change the procedures under the agreements governing such Lockboxes and accounts.

(d) Borrowers will cooperate with Lender in the identification and reconciliation on a daily basis of all amounts received in the Lockbox. If more than five percent (5%) of the Collections since the most recent Funding Date are not identified or reconciled to the satisfaction of Lender within ten (10) Business Days of receipt, Lender shall not be obligated to make further Loans until such amount is identified or is reconciled to the satisfaction of Lender, as the case may be. In addition, if any such amount cannot be identified or reconciled to the satisfaction of Lender, Lender may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrowers' expense (which in the case of Lender's own staff shall be in accordance with Lender's then prevailing customary charges, plus expenses), to make such examination and report as may be necessary to identify and reconcile such amount.

(e) Borrowers will not send to or deposit in the Lockbox any funds other than payments made with respect to Accounts.

(f) Prior to the occurrence of an Event of Default, on each Funding Date, Lender shall cause all Collections which have been deposited in the Collection Account since the last Funding Date to be disbursed in the following order of priority:

         (i) to Lender, an amount equal to the unpaid accrued interest on the aggregate outstanding Loans as of such Funding Date;

         (ii) to Lender, an amount equal to any unpaid accrued Non-use Fees which may be due and payable as of such Funding Date;

         (iii) to Lender, the amount of any Borrowing Base Deficiency;

         (iv) to Lender, the aggregate outstanding principal amount of the Loans, if the Maturity Date shall have occurred;

         (v) to Lender, any costs and expenses of Lender required to be paid or reimbursed by Borrowers under this Agreement or under any of the other Loan Documents;

         (vi) to Lender, the amount of any Termination Fee then due and payable;

         (vii) to Lender, the amount of any prepayment of principal of which Borrowers has given notice to the Lender in accordance with Section 2.5(d) hereof;

         (viii) to Borrowers, any collected funds in the Collection Account which remain after the above disbursements.

In addition, promptly upon request of Borrowers, so long as no Event of Default shall have occurred, Lender shall disburse to Borrowers the amount, if any, by which the collected balance in the Collection Account exceeds the aggregate outstanding principal amount of the Loans and all interest and other amounts that will be payable on the next Funding Date. Following the occurrence of an Event of Default, Lender may apply all Collections to Borrowers' Obligations in such order as Lender may in its sole discretion determine.

2.8 Fees. As a condition to the Closing, Borrowers shall have paid to Lender a commitment fee ("Commitment Fee") equal to One Hundred Seventy Five Thousand Dollars ($175,000.00) constituting seven-eighths of one percent (0.875%) of the Revolving Loan Commitment. Prior to Closing Borrowers paid to Lender Seventy Five Thousand Dollars ($75,000.00) of the Commitment Fee, receipt of which Lender hereby acknowledges. Borrowers acknowledge that the Commitment Fee was fully earned with the issuance of Lender's commitment letter of March 6, 2000 to Borrowers, is due whether or not Closing occurs, and is non-refundable when received by Lender.

SECTION 3. COLLATERAL

3.1 Description. To secure the payment, promptly when due, and the punctual performance, of all of the Obligations, each Borrower assigns to the Lender, and grants to the Lender a security interest in, (i) all accounts (including without limitation the Accounts) of such Borrower, whether now existing or hereafter arising or acquired, and all rights, remedies, guarantees and collateral evidencing, securing or otherwise relating to such accounts, including without limitation all rights of enforcement and collection, (ii) all contract rights, instruments, chattel paper, documents and general intangibles now owned or hereafter acquired, (iii) all equipment and inventory, now owned or hereafter acquired, wherever located and whether or not constituting fixtures, (iv) all Lockboxes, all Collection Accounts and other deposit or other bank accounts into which any of the Collections are deposited, all funds received thereby or deposited therein, and any checks or instruments from time to time representing or evidencing the same, (v) all books, records, tapes, information, data, stored material, computer media, passwords and access codes arising or relating in any way to any Borrower's business, whether now existing or hereafter acquired, and
(vi) all collections, receipts and other proceeds (cash and noncash) derived from any of the foregoing (collectively, the "Collateral").

3.2 Lien Documents. At Closing and thereafter as Lender deems necessary, Borrowers shall execute and deliver to Lender, or shall have executed and delivered (all in form and substance reasonably satisfactory to Lender):

(a) Financing Statements - Financing statements pursuant to the UCC, which Lender may file in any jurisdiction where any Collateral is or may be located and in any other jurisdiction that Lender deems appropriate; and

(b) Other Agreements - Any other agreements, documents, instruments and writings, including, without limitation, security agreements and assignment agreements, reasonably required by Lender to evidence, perfect or protect Lender's liens and security interest in the Collateral or as Lender may reasonably request from time to time.

3.3 Other Actions. In addition to the foregoing, Borrowers shall do anything further that may be lawfully and reasonably required by Lender to perfect its security interests and to effectuate the intentions and objectives of this Agreement, including, but not limited to, the execution and delivery of continuation statements, amendments to financing statements, security agreements, contracts and any other documents required hereunder. At Lender's request, Borrower shall also immediately deliver (with execution by Borrowers of all necessary documents or forms to reflect Lender's security interest therein) to Lender, all items for which Lender must or may receive possession to obtain a perfected security interest.

3.4 Searches. Borrowers shall, prior to or at Closing, and thereafter as Lender may request from time to time, at Borrowers' expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrowers in this Agreement) and deliver such search results to Lender:

(a) UCC Searches: UCC searches with the Secretary of State and local filing office of each state as required by Lender where any Borrower maintains its chief executive office, a place of business, or assets;

(b) Judgments, Etc.: Judgment, federal tax lien and corporate tax lien searches, in all applicable filing offices of each state searched under subparagraph (a) above.

                  Borrowers shall, prior to or at Closing and at their expense, obtain and deliver to Lender good standing certificates showing each Borrower to be in good standing in its state of incorporation and in each other state or foreign country in which it is doing and presently intends to do business for which such Borrower's failure to be so qualified might have material adverse effect on such Borrower's business, financial condition, Property or Lender's rights hereunder.

3.5 Filing Security Agreement. A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

3.6 Power of Attorney. Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for each Borrower (without requiring any of them to act as such) with full power of substitution to do the following (such power to be deemed coupled with an interest): (1) endorse the name of any Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to such Borrower and constitute collections on the Collateral; (2) execute in the name of any Borrower any financing statements, schedules, assignments, instruments, documents and statements that such Borrower is obligated to give Lender hereunder or is necessary to perfect Lender's security interest or lien in the Collateral if Borrowers fail to do so promptly after request; (3) to verify validity, amount or any other matter relating to the Collateral by mail, telephone, telecopy or otherwise with the cooperation of Borrowers; and (4) do such other and further acts and deeds in the name of any Borrower that Lender may reasonably deem necessary or desirable to enforce any Collateral with cooperation of Borrowers.

3.7 Landlord Waivers. At Lender's request, Borrowers shall cause the owners of the locations where any Borrower now or hereafter maintains any of its equipment, inventory or books and records (except for franchise locations where Borrowers maintain only equipment of de minimus value and their Atlanta corporate office) to execute and deliver to Lender an instrument in form and substance satisfactory to Lender by which each such owner waives its right to distrain on any of the Collateral. Borrowers represent and warrant that all books and records of Borrowers are maintained or accessed through their New York office.

SECTION 4. CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

         Closing under this Agreement and the making of each Advance are subject to the following conditions precedent (all documents to be in form and substance satisfactory to Lender and Lender's counsel):

4.1 Resolutions, Opinions, and Other Documents. Prior to the closing, each Borrower shall have delivered or caused to be delivered to Lender the following:

(a) this Agreement, the Revolving Credit Notes and the Suretyship Agreement, each properly executed by all parties thereto;

(b) each document and agreement required to be executed under any provision of this Agreement or any of the other Loan Documents;

(c) certified copies of (i) resolutions of such Borrower's board of directors authorizing the execution of this Agreement, the Revolving Credit Notes and each document required to be delivered by any Section hereof and (ii) such Borrower's Articles of Incorporation and By-laws;

(d) an incumbency certificate identifying all Authorized Officers of such Borrower, with specimen signatures;

(e) a written opinion of such Borrower's independent counsel addressed to Lender in the form attached hereto as Exhibit 4.1, which shall include without limitation, an opinion that Lender has a first priority perfected security interest in the Collateral;

(f) payment by Borrowers of all Expenses associated with the Credit Facility incurred to the Closing Date and the Commitment Fee;

(g) the lockbox agreements required pursuant to Section 2.7 hereof;

(h) Uniform Commercial Code, judgment, federal and state tax lien searches against each Borrower pursuant to Section 3.4 above, at Borrowers' expense, showing that the Collateral is not subject to any liens, claims or encumbrances, together with Good Standing and Corporate Tax Lien Search Certificates showing no tax liens on any Borrower's Property and showing each Borrower to be in good standing in each jurisdiction where the failure to so qualify might have a material adverse affect on such Borrower's business, financial condition, Property or Lender's rights hereunder;

(i) an initial borrowing base certificate dated the Closing Date evidencing Borrowers' maximum borrowing availability under the Borrowing Base as of the Closing Date which shall show the Borrowing Base in an amount not less than $1,000,000.00 in excess of the initial Loan requested by Borrowers;

(j) Lender shall have received releases from any other Person having a security interest or other interest in the Collateral, together with all UCC-3 terminations or partial releases necessary to terminate such Person's interest in the Collateral;

(k) Lender shall have received complete financial statements for Borrowers for the months of December 1999 and January 2000, not later than five (5) Business Days prior to the Closing, which shall show results for such periods consistent with budgets previously provided by Borrowers to Lender receipt of which Lender acknowledges;

(l) Lender shall have received landlord waivers as Lender may request in form and substance satisfactory to Lender executed by the appropriate Borrower and the landlord of each location where such Borrower maintains any equipment or inventory;

(m) certificates of insurance and/or insurance policies in form and substance satisfactory to Lender in such amounts and with such insurers as are acceptable to Lender, insuring Borrowers and their assets as required under this Agreement;

(n) evidence such that Lender shall be satisfied that Borrowers are aware of systems problems, if any, associated with the year 2000, have an acceptable strategy in place to address such problems and have budgeted sufficient funds to address and resolve such problems; and

(o) certified copies of Borrowers' form of contract and franchise agreement, with such terms as are reasonably acceptable to Lender.

4.2 Additional Preconditions to Loans. Lender's obligation to make the initial Loan and each subsequent Loan shall be subject to the satisfaction of each of the following conditions:

(a) After giving effect to such Loan

         (i) the aggregate principal amount of all Loans outstanding shall not exceed the Borrowing Base then in effect; and

         (ii) the ENV of all Eligible Accounts shall not exceed any of the Concentration Limits;

(b) All representations and warranties of Borrowers shall be deemed reaffirmed as of the making of such Loan and shall be true both before and after giving effect to such Loan, no Event of Default or Unmatured Event of Default shall have occurred and be continuing, Borrowers shall be in compliance with this Agreement and the other Loan Documents, and Borrowers shall have certified such matters to Lender.

(c) Borrowers shall have signed and delivered to Lender notices, in the form of
Exhibit 4.2, directing the Obligors to make payment to the Lockbox.

(d) All of the Eligible Accounts shall have been recorded in Lender's Value Track System.

(e) The lockbox arrangements required by Section 2.7 hereof shall be in effect, and the amounts received in the Lockbox shall have been identified or reconciled to Lender's satisfaction, as required by Section 2.7(d) hereof.

(f) Borrowers shall have taken such other actions, including the delivery of documents and opinions as Lender may reasonably request.

4.3 Absence of Certain Events. At the Closing Date and prior to each Loan, no Event of Default or Unmatured Event of Default hereunder shall have occurred and be continuing.

4.4 Compliance with this Agreement. Borrowers shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrowers before or at the Closing Date and as of the date of each Advance.

4.5 Closing Certificate. Lender shall have received a certificate dated the Closing Date and signed by the chief financial officer of Borrowers certifying that all of the conditions specified in this Section have been fulfilled and that there has not occurred any material adverse change in the operations and conditions (financial or otherwise) of Borrowers since prior to February 28, 1999.

4.6 Closing. Subject to the conditions of this Section 4, the Credit Facility shall be made available on the date ("Closing Date") this Agreement is executed and all of the conditions contained in Section 4.1 hereof are completed ("Closing").

4.7 Non-Waiver of Rights. By completing the Closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any warranty, representation or covenant made by Borrowers hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrowers are specifically reserved by Lender.

SECTION 5. REPRESENTATIONS AND WARRANTIES

         To induce Lender to complete the Closing and make the Loans under the Credit Facility to Borrowers, each Borrower warrants and represents to Lender that:

5.1 Corporate Organization and Validity.

(a) Each Borrower and Surety is a corporation duly organized and validly existing under the laws of its state of incorporation, is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state and other jurisdiction where the nature and extent of its business requires qualification, except where the failure to so qualify would not have a material adverse effect on such Borrower's or Surety's business, financial condition, Property or prospects. A list of all states and other jurisdictions where any Borrower or Surety is qualified to do business is attached hereto as Exhibit "5.1" and made a part hereof.

(b) The making and performance of this Agreement and related agreements, and each document required by any Section hereof will not violate any law, government rule or regulation, or the charter, minutes or bylaw provisions of any Borrower or Surety or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which any Borrower or Surety is a party, or by which it is bound. Except as set forth in
Exhibit 5.2, neither any Borrower nor Surety is in violation of nor has knowingly caused any Person to violate any term of any agreement or instrument to which it or such Person is a party or by which it may be bound or of its charter, minutes or bylaws which violation could have a material adverse effect on any Borrower's or Surety's business, financial condition, Property or prospects.

(c) Each Borrower and Surety has all requisite corporate power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all proper and necessary corporate action to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents.

(d) This Agreement, the Revolving Credit Notes and the other Loan Documents, when delivered, will be valid and binding upon each Borrower and Surety, to the extent it is a party thereto and enforceable in accordance with their respective terms.

5.2 Places of Business. Each Borrower's and Surety's chief executive office is located at 1983 Marcus Avenue, Suite E-122, Lake Success, New York 11042 and the only other places of business of any Borrower or Surety are at the addresses listed in Exhibit "5.2" attached hereto and made a part hereof. Except as disclosed on Exhibit 5.2: (i) no Borrower has changed the location of its chief executive office in the last five years, (ii) no Borrower has changed its name in the last five years except as set forth in the certified charter documents for the Borrowers delivered to Lender pursuant to the requirements of this Agreement, and (iii) during such period no Borrower used, nor does any Borrower now use, any fictitious or trade name, as indicated on Exhibit "5.2."

5.3 Operation of Facilities. Each Borrower owns and operates facilities to provide healthcare-related staffing services and has obtained all material licenses, accreditations and approvals of governmental authorities and all other Persons necessary for such Borrower to own its assets, to carry on its business, to execute, deliver and perform the Loan Documents, and to receive payments from the Obligors. Surety is engaged in no business and holds no assets except for the capital stock of Healthcare.

5.4 Pending Litigation. Except as set forth on Exhibit "5.4" attached hereto and made a part hereof and, with respect to Surety only, matters which (a) are fully covered by insurance, or (b) involve a claim or potential liability of less than $100,000.00, there are no judgments or judicial or administrative orders, proceedings or, to the knowledge of either Borrower, investigations (civil or criminal) pending, or to the knowledge of either Borrower, threatened, against any Borrower or Surety in any court or before any governmental authority or arbitration board or tribunal. Neither any Borrower nor Surety is in default with respect to any order of any court, governmental authority, regulatory agency or arbitration board or tribunal. No shareholder or executive officer of any Borrower or Surety has been indicted or convicted in connection with or is engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other conduct or activity.

5.5 Obligors. No Obligor is a commercial health insurance company, Blue Cross/Blue Shield, HMO or PPO as a third party payor. No Account is outstanding under the Medicaid or Medicare programs.

5.6 Title to Collateral. Except for certain leased equipment, each Borrower and Surety has good and marketable title in fee simple (or its equivalent under applicable law) to all the Collateral it respectively purports to own, free from liens, claims and encumbrances, except those of Lender.

5.7 Governmental Consent. Neither the nature of any Borrower or Surety or of its business or Property, nor any relationship between any Borrower or Surety and any other Person, nor any circumstance affecting any Borrower or Surety in connection with the issuance or delivery of the Revolving Credit Notes, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of any Borrower or Surety in connection with the execution and delivery of this Agreement or the issuance or delivery of the Revolving Credit Notes or other Loan Documents.

5.8 Taxes. All tax returns required to be filed by any Borrower or Surety in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon any Borrower or Surety, or upon any of their Property, income or franchises, which are shown to be due and payable on such returns, have been paid, except for those returns or taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP. No Borrower is aware of any proposed additional tax assessment or tax to be assessed against or applicable to any Borrower or Surety that might have a material adverse effect on any Borrower's or Surety's business, financial condition, Property or prospects.

5.9 Financial Statements. Borrowers' annual Consolidated audited balance sheet as of February 28, 1999, accompanied by reports thereon from Borrowers' independent certified public accountants, and the quarterly Consolidated balance sheet as of November 30, 1999 and the related income statements and statements of cash flows as of such dates (complete copies of which have been delivered to Lender), have been prepared in accordance with GAAP and present fairly, accurately and completely the financial position of Borrowers as of such dates and the results of their operations for such periods. The Fiscal year for Borrowers currently ends on February 28. Borrowers' federal tax identification numbers are as follows: Healthcare:
58-1642356 and Staffing:  11-3336032.

5.10 Full Disclosure. Neither the financial statements referred to in Section 5.9, nor this Agreement or related agreements and documents or any written statement furnished by Borrowers to Lender in connection with the negotiation of the Credit Facility and contained in any financial statements or documents relating to Borrowers contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading.

5.11 Subsidiaries. Neither Borrowers nor Surety have any Subsidiaries or Affiliates, except as listed on Exhibit "5.11" attached hereto and made a part hereof.

5.12 Guarantees, Contracts, etc.

(a) Neither Borrowers nor Surety owns or holds equity or long term debt investments in, have any outstanding advances to, or serves as guarantor, surety or accommodation maker for the obligations of, or have any outstanding borrowings from, any Person except as described in Exhibit "5.12", attached hereto and a made part hereof.

(b) Except as set forth in the financial statements of Borrowers delivered by them to Lender, neither Borrowers nor Surety is a party to any contract or agreement, or subject to any charter or other corporate restriction, which materially and adversely affects its business, financial condition, Property or prospects.

(c) Except as otherwise specifically provided in this Agreement, neither Borrower has agreed or consented to cause or permit any of the Collateral whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise) to a lien or encumbrance not permitted by this Agreement.

5.13 Compliance with Laws.

(a) Neither Borrowers nor Surety is in violation of, has received written notice that it is in violation of, or has knowingly caused any Person to violate, any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency, or department thereof, (including without limitation, environmental laws and regulations), which may materially and adversely affect its business, financial condition, Property or prospects.

(b) Each Borrower and Surety is current with all reports and documents required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

5.14 Other Associations. Neither Borrowers nor Surety is engaged and has any interest in any joint venture or partnership with any other Person except as described on Exhibit "5.14" attached hereto and made a part hereof.

5.15 Environmental Matters. Except as disclosed on Exhibit "5.15" attached hereto and made a part hereof, neither Borrower has knowledge:

(a) of the presence of any Hazardous Substances on any of the real property where any Borrower conducts operations or has its personal property, or

(b) of any on-site spills, releases, discharges, disposal or storage of Hazardous Substances that have occurred or are presently occurring on any of such real property or where any Collateral is located, or

(c) of any spills, releases, discharges or disposal of Hazardous Substances that have occurred, are presently occurring on any other real property as a result of the conduct, action or activities of any Borrower.

As used herein, the term "Hazardous Substances" means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real property.

5.16 Capital Stock. The authorized and outstanding shares of capital stock of each Borrower is as set forth on Exhibit "5.16" attached hereto and made a part hereof. All of the capital stock of each Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all regulatory bodies thereof governing the sale and delivery of securities. Except for the rights and obligations set forth in Exhibit "5.16", there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which any Borrower or any of the shareholders of any Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its capital stock or any pre-emptive rights held by any Person with respect to the shares of capital stock of any Borrower. Except as set forth in Exhibit "5.16", no Borrower has issued any securities convertible into or exchangeable for shares of its capital stock or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.17 Solvency. Each Borrower and Surety is solvent, able to pay its debts as they become due, and has capital sufficient to carry on its business and all business in which it is about to engage, and now owns Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay its debts. No Borrower will be rendered insolvent by the execution and delivery of this Agreement or any of the other documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

5.18 Lockboxes. The Lockbox is the only lockbox account maintained by any Borrower, and each Obligor of an Eligible Account has been directed by the notice attached as Exhibit 4.2 to this Agreement, and is required to, remit all payments with respect to such Account for deposit in the Lockbox.

5.19 Borrowing Base Reports. Each Borrowing Base Report contains an accurate summary of all Eligible Accounts of Borrowers contained in the Borrowing Base as of its date.

5.20 Security Interest. Each Borrower has granted to the Lender a valid, perfected first priority security interest in the Accounts and the other Collateral.

5.21 Accounts.

(a) No Borrower has done nor shall do anything to interfere with the collection of the Accounts and shall not amend or waive the terms or conditions of any Account or any related Contract.

(b) Each Borrower has made and will continue to make all payments to Obligors necessary to prevent any Obligor from offsetting any earlier overpayment to such Borrower against any amounts such Obligor owes on an Account.

5.22 Pension Plans. Each pension or profit sharing plan, if any, to which any Borrower is a party has been and will be funded in accordance with the obligations of such Borrower set forth in such plan and Borrower is in compliance with all rules, regulations and laws applicable to such plans.

5.23 Representations and Warranties for each Subsequent Loan. As of each date that Borrowers shall request any Loan, Borrowers shall be deemed to make, with respect to each Eligible Account included in the Borrowing Base, each of the following representations and warranties:

(a) Such Account satisfies each of the conditions of an Eligible Account.

(b) All documents relating to such Account that have been delivered to the Lender are true and correct in all material respects. With respect to each such Account that has been billed, Borrowers have delivered to the Obligor all requested supporting claim documents and all information set forth in the bill and supporting claim documents is true, complete and correct in all material respects.

(c) There is no lien or adverse claim in favor of any third party, nor any filing against any Borrower, as debtor, covering or purporting to cover any interest in such Account, except as been released by the party holding such adverse claim.

(d) Such Account is (i) payable in an amount not less than its Estimated Net Value by the Obligor identified by Borrowers as being obligated to do so, and is recognized as such by the Obligor, (ii) the legally enforceable obligation of such Obligor, and (iii) an account receivable or general intangible within the meaning of the UCC of the state in which such Borrower has its chief executive office, or is a right to payment under a policy of insurance or proceeds thereof, and is not evidenced by any instrument or chattel paper. There is no payor other than the Obligor identified by Borrowers as the payor primarily liable on such Account.

(e) No such Account (i) requires the approval of any third person for such Account to be assigned to the Lender hereunder, (ii) is subject to any legal action, proceeding or investigation (pending or threatened), dispute, set-off, counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination by the Obligor, or (iii) is past, or within 180 days of, the statutory limit for collection applicable to the Obligor.

(f) Borrowers do not have any guaranty of, letter of credit support for, or collateral security for, such Account, other than any such guaranty, letter of credit or collateral security as has been assigned to the Lender.

(g) The services constituting the basis of such Account were fully covered by a Contract obligating the applicable Obligor to make payment with respect to such Account and such services were in the ordinary course of a Borrower's business.

(h) The Obligor with respect to such Account is located in the United States, and is (i) a party which in the ordinary course of its business or activities uses and agrees to pay for healthcare staffing services or (ii) a state, an agency or instrumentality of a state or a political subdivision of a state, or the United States or an agency or instrumentality of the United States, provided that, if Lender so requests in its reasonable discretion, the Borrowers have complied with the Federal Assignment of Claims Act and all applicable state and local laws to permit Lender to collect such Account directly from such governmental Obligor.

(i) The Contract obligating an Obligor to make payment is and was in full force and effect at the time the staffing services constituting the basis for such Account were performed.

(j) The representations and warranties made by Borrowers in the Loan Documents and all financial or other information delivered to the Lender with respect to Borrowers and such Account do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statement made not misleading.

(k) A copy of each related Contract to which either Borrower is available for Lender's review at Borrowers' chief executive offices.

(l) Such Account has been properly and accurately billed.

(m) Such Account was in any event billed no later than 15 days after the services for which such Account relates were rendered.

(n) Such Account has an Estimated Net Value which, when added to the Estimated Net Value of all other Accounts owing by the same Obligor and which constitute Eligible Accounts hereunder, does not exceed any applicable Concentration Limit.

(o) Neither such Account nor the related Contract contravenes any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and no party to such related Contract is in violation of any such law, rule or regulation.

(p) As of the applicable Funding Date, to the best of Borrowers' knowledge, no Obligor on such Account is bankrupt, insolvent, or is unable to make payment of its obligations when due, no Obligor has any right of offset, counter-claim or defense to the payment of such Account, and no other fact exists which would cause Borrowers reasonably to expect that the amount billed to the related Obligor for such Account will not be paid in full when due.

SECTION 6. BORROWERS' AFFIRMATIVE COVENANTS

         Each Borrower covenants that until all of Borrowers' Obligations to Lender are paid and satisfied in full and the Credit Facility has been terminated:

6.1 Payment of Taxes and Claims. Borrowers shall pay and cause Surety to pay, before they become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon any Borrower's or Surety's Property, except for those being contested in good faith with due diligence by appropriate proceedings and for which appropriate reserves have been maintained under GAAP.

6.2 Maintenance of Insurance, Financial Records and Corporate Existence.

(a) Property Insurance - Borrowers shall maintain or cause to be maintained insurance on the Collateral against fire, flood, casualty and such other hazards in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrowers. At or prior to Closing, Borrowers shall furnish Lender with copies of original policies of insurance certified as true and correct and being in full force and effect as of the Closing Date or such other evidence of insurance as Lender may require. In the event Borrowers fail to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Lender may do so for Borrowers, but Borrowers shall continue to be liable for the same. The policies of all such casualty insurance shall contain standard Lender's Loss Payable Clauses issued in favor of Lender under which all losses thereunder shall be paid to Lender as Lender's interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Lender and shall insure Lender notwithstanding the act or neglect of any Borrowers. Borrowers hereby appoint Lender as Borrowers' attorney-in-fact, exercisable at Lender's option to endorse any check which may be payable to any Borrower in order to collect the proceeds of such insurance and any amount or amounts collected by Lender pursuant to the provisions of this paragraph may be applied by Lender to Borrowers' Obligations. Borrowers further covenant that all insurance premiums owing under their current casualty policy have been paid. Borrowers also agree to notify Lender, promptly, upon Borrowers' receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

(b) Public and Products Liability Insurance - Borrowers shall maintain, and shall deliver to Lender upon Lender's request evidence of, public liability, products liability and business interruption insurance in such amounts as is customary for companies in the same or similar businesses located in the same or similar area.

(c) Financial Records - Borrowers shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrowers shall not change their respective Fiscal year end date without the prior written consent of Lender.

(d) Corporate Existence and Rights - Borrowers shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its existence, good standing, rights and franchises.

(e) Compliance with Laws - Borrowers shall be in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state or local, (including without limitation environmental or environmental-related laws, statutes, ordinances, rules, regulations and notices), and shall obtain and maintain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, which violation or failure to obtain may materially adversely affect the business, Property, financial conditions or prospects of Borrowers.

6.3 Business Conducted. Borrowers shall continue in the business presently operated by it using its best efforts to maintain its customers and goodwill. Borrowers shall not engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by it immediately prior to the Closing Date. Borrowers shall not permit Surety to engage in any business activity or acquire any assets except for the capital stock of Healthcare and other Subsidiaries of Surety engaged in the healthcare staffing or consulting businesses hereafter acquired or established, or incur any liability except to Lender pursuant to the Suretyship Agreement.

6.4 Litigation. Borrowers shall give prompt notice to Lender of any litigation claiming in excess of $250,000 from any Borrower or Surety, or which may otherwise have a material adverse effect on the business, financial condition, Property or prospects of either Borrower or Surety.

6.5 Taxes. Each Borrower shall pay all taxes and cause Surety to pay all taxes (other than taxes based upon or measured by Lender's income or revenues), if any, in connection with the Loans and/or the recording of any financing statements or other Loan Documents. The Obligations of Borrowers under this section shall survive the payment of Borrowers' Obligations under this Agreement and the termination of this Agreement.

6.6 Financial Covenants. Borrowers shall maintain and comply with the following financial covenants as reflected on and computed from their financial statements:

(a) Borrowers shall maintain Tangible Net Worth at all times of not less than $2,000,000.00.

(b) Borrowers shall maintain a Debt Service Coverage Ratio at all times, but measured as of the end of each Fiscal quarter of not less than 1.25 to 1.00 through August 31, 2001 and 1.50 to 1.00 thereafter. Through November 30, 2000, Debt Service Coverage Ratio shall be computed by annualizing financial performance from the period between Closing and the date of determination. From and after the quarter ending February 28, 2001, Debt Service Coverage Ratio shall be computed on a rolling four quarter basis.

6.7 Financial and Business Information. Borrowers shall deliver to Lender the following (all to be in form and substance satisfactory to Lender):

(a) Financial Statements and Collateral Reports: such data, reports, statements and information, financial or otherwise, as Lender may reasonably request, including, without limitation:

         (i) within one hundred twenty (120) days after the end of each Fiscal year of Borrowers, deliver to Lender, financial statements of Borrowers and Surety for such year including the balance sheet of Borrowers and Surety as at the end of such Fiscal year and a statement of cash flows and income statement for such Fiscal year, all on a Consolidated and Consolidating basis, setting forth in the Consolidated statements in comparative form, the corresponding figures as at the end of and for the previous Fiscal year, all in reasonable detail, including all supporting schedules, and audited and certified by independent public accountants of recognized standing, selected by Borrowers and reasonably satisfactory to the Lender, to have been prepared in accordance with GAAP, and such independent public accountants shall also provide an unqualified opinion that the Financial Statements present fairly Borrowers' financial condition. Such independent accountants shall also provide a statement certifying that nothing has come to their attention to cause them to believe that calculations contained in the compliance certificate are inaccurate;

         (ii) within forty-five (45) days after the end of each Fiscal quarter, deliver to Lender Borrowers' and Surety's internally prepared quarterly Consolidated and Consolidating financial statements, including balance sheet, income statement and statements of cash flows;

         (iii) within forty-five (45) days after the end of each calendar month, deliver to Lender Borrowers' and Surety's internally prepared monthly Consolidated and Consolidating financial statement, including balance sheet, income statement and statement of cash flows; and

         (iv) promptly upon request, deliver such other information concerning Borrowers as Lender may from time to time request, including audits, annual reports, security law filings and reports to any security holders.

(b) Notice of Event of Default - promptly upon becoming aware of the existence of any condition or event which constitutes a default or an Event of Default or Unmatured Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrowers are taking (and proposes to take) with respect thereto;

(c) Notice of Claimed Default - promptly upon receipt by any Borrower, notice of default, oral or written, given to any Borrower by any creditor for borrowed money in excess of $250,000.00.

6.8 Officers' Certificates. Along with the set of financial statements delivered to Lender at the end of each Fiscal quarter and Fiscal year pursuant to Section 6.7(a) hereof, deliver to Lender a certificate (in the form of Exhibit "6.8" attached hereto and made a part hereof) from the chief financial officer of each Borrower (and as to certificates accompanying the annual statements of Borrowers, also certified by Borrowers' independent certified public accountant) setting forth:

(a) Covenant Compliance - the information (including detailed calculations) required in order to establish whether Borrowers are in compliance with the requirements of Sections 6.6 as of the end of the period covered by the financial statements then being furnished (and any exhibits appended thereto) under Section 6.7; and

(b) Event of Default - that the signer in his capacity as an officer of Borrowers has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his supervision) a review of the transactions and conditions of Borrowers from the beginning of the accounting period covered by the Financial Statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes an Event of Default or Unmatured Event of Default or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrowers have taken or proposes to take with respect thereto.

6.9 Inspection. Borrowers will permit any of Lender's officers or other representatives to visit and inspect any Borrower's locations or where any Collateral is kept during regular business hours, to examine and audit any or all of Borrower's books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants and attorneys. All such inspections shall be at Borrowers' expense at the standard rates charged by Lender for such activities (plus Lender's out-of-pocket expenses).

6.10 Tax Returns and Reports. At Lender's request from time to time, Borrowers shall promptly furnish Lender with copies of the annual federal and state income tax returns of Borrowers and Surety.

6.11 Material Adverse Developments. Borrowers agree that immediately upon becoming aware of any development or other information which would reasonably be expected to materially and adversely affect its businesses, financial condition, Property, prospects or its ability to perform under this Agreement, they shall give to Lender telephonic or facsimile notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Lender on the next Business Day after such verbal notice is given.

6.12 Places of Business. Borrowers shall give (a) thirty (30) days prior written notice to Lender of any changes in the location of any of its chief executive office, (b) ten (10) days prior written notice of the acquisition or establishment by any Borrowers of any other places of business, and (c) written notice of any change in location or the establishment of any new franchise location within thirty (30) days after such change or establishment.

6.13 Notice of Action or Claim. Borrowers will promptly notify the Lender in the event of any legal action, dispute, setoff, counterclaim, defense or reduction that is or may be asserted by an Obligor with respect to any Accounts to the extent such action, dispute, setoff, counterclaim, defense or reduction, when added to all others made or asserted by the same Obligor, if any, exceeds $30,000.00.

6.14 Verification of Information. At the request of the Lender, Borrowers will promptly provide and verify the accuracy of information concerning Borrowers and their Affiliates of the type provided to the Lender in connection the Lender's decision to enter into this Agreement and such other information concerning Borrowers and their Affiliates as

Lender may reasonably request in connection with any offering documents with respect to the contemplated securitization of, and sale of securities backed by, the Eligible Accounts (the "Securities"), including, without limitation, all information necessary to provide full and complete disclosure of all material facts pertaining to an investment in the Securities in compliance with federal and state securities and blue sky laws, and such information may be published in such offering documents and relied upon by the Lender and any party arranging the offering of such Securities by the Lender or its assignee. Such information will be true and complete in all material respects and will not omit to state a material fact necessary to make the statements contained in such information, in light of the circumstances under which they were made, not misleading.

6.15 Value Track System. Borrowers shall permit the Lender to install its Value Track System at Borrowers' facility and will assist the Lender in completing such installation and maintaining the connection with the Lender's computer system.

SECTION 7. BORROWERS' NEGATIVE COVENANTS:

         Borrowers covenant that until all of Borrowers' Obligations to Lender are paid and satisfied in full and the Credit Facility has been terminated, that:

7.1 Merger, Consolidation, Dissolution or Liquidation.

(a) No Borrower shall sell, lease, license, transfer or otherwise dispose of its Property other than Property sold in the ordinary course or ordinary operation of Borrowers' business, without Lender's prior written consent.

(b) No Borrower shall merge or consolidate with, or acquire, any other Person or commence a dissolution or liquidation.

7.2 Liens and Encumbrances. No Borrower shall: (i) execute a negative pledge agreement with any Person covering any of the Collateral, or (ii) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the Collateral, whether now owned or hereafter acquired, to be subject to any lien, claim or encumbrance other than those of Lender.

7.3 Negative Pledge. No Borrower shall pledge, grant or permit any Lien to exist on the common stock of its Subsidiaries and Affiliates.

7.4 Transactions With Affiliates or Subsidiaries.

(a) No Borrower shall enter into any transaction with Surety, any Subsidiary or other Affiliate including, without limitation, the purchase, sale, lease or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary, unless (i) Surety, such Subsidiary or Affiliate, as the case may be, is engaged in a business substantially related to the business conducted by Borrowers and the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrowers' business and upon terms substantially the same and no less favorable to such Borrower as it would obtain in a comparable arm's-length transactions with any Person not an Affiliate or a Subsidiary, and
(ii) so long as such transaction is not prohibited hereunder.

(b) Subject in any event to the limitations of Section 7.4(a) above, Borrowers shall not create or acquire any Subsidiary, or permit Surety to create or acquire any Subsidiary, unless such Subsidiary engages in a business substantially related to the business of Borrower as conducted immediately prior to the Closing Date.

7.5 Guarantees. Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, no Borrower shall become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future indebtedness of any kind of any other Person.

7.6 Loans to Other Persons. No Borrower shall make or be permitted to have outstanding any loans, advances or extensions of credit to any Person, which in the aggregate with all other loans made by any Borrower exceeds $250,000 without the prior written consent of Lender.

7.7 Change in Ownership. Surety at all times shall own 100% of the capital stock of Healthcare and Healthcare shall at all times own 100% of the capital stock of Staffing.

7.8 Distributions. No Borrower shall declare or pay or make any forms of Distributions to its shareholders, their successors or assigns other than, prior to the occurrence of an Event of Default or Unmatured Event of Default, dividends made by any Borrower during any Fiscal year in an amount not to exceed, in the aggregate, the sum of such Borrower's net income plus depreciation expenses and amortization for such Fiscal year; provided however that after giving effect to such Distributions no Event of Default or Unmatured Event of Default shall result.

SECTION 8. DEFAULT

8.1 Events of Default. Each of the following events shall constitute an event of default ("Event of Default") and Lender shall thereupon have the option to declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in subparagraphs (j), (k) or (l) shall automatically cause an acceleration of the Obligations):

(a) Payments - if any Borrower fails to make any payment of principal or interest on the date when such payment is due and payable, and such failure continues for a period of two (2) Business Days after the earlier of any Borrower becoming aware of such failure or any Borrower receiving written notice of such failure; provided, however, that the two (2) Business Day grace period shall not be applicable if such payments are due and payable due to maturity, acceleration or demand by Lender, whether following an Event of Default, or otherwise; or

(b) Other Charges - if any Borrower fails to pay any other charges, fees, Expenses or other monetary obligations owing to Lender arising out of or incurred in connection with this Agreement on the date when such payment is due and payable, whether upon maturity, acceleration, demand or otherwise and such failure continues for a period of two (2) Business Days after the earlier of any Borrower becoming aware of such failure or any Borrower receiving written notice of such failure; provided, however, that the two (2) Business Day grace period shall not be applicable if such payments are due and payable due to maturity, acceleration or demand by Lender, whether following an Event of Default, or otherwise; or

(c) Particular Covenant Defaults - if any Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement not otherwise described in this Section 8.1, and such failure continues for a period of five
(5) Business Days after the earlier of any Borrower becoming aware of such failure or any Borrower receiving written notice of such failure; or

(d) Financial Information - if any statement, report, financial statement, or certificate made or delivered by Borrower or any of its officers, employees or agents, to Lender is not true and correct, in all material respects, when made; or

(e) Uninsured Loss - if there shall occur any uninsured damage to or loss, theft, or destruction in excess of $250,000 with respect to any portion of any Property; or

(f) Warranties or Representations - if any warranty, representation or other statement by or on behalf of any Borrower or Surety contained in or pursuant to this Agreement, or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

(g) Agreements with Others - if any Borrower or Surety shall default beyond any grace period under any agreement with any creditor for borrowed money and (i) such default consists of the failure to pay any principal, premium or interest with respect to such indebtedness or (ii) such default consists of the failure to perform any covenant or agreement with respect to such indebtedness, if the effect of such default is to cause or permit Borrower's or Surety's obligations which are the subject thereof to become due prior to its maturity date or prior to its regularly scheduled date of payment;

(h) Other Agreements with Lender - if any Borrower or Surety breaches or violates the terms of, or if a default or an event of default, occurs under, any other existing or future agreement (related or unrelated) between or among any Borrower or Surety and Lender; or

(i) Judgments - if any final judgment for the payment of money in excess of $250,000 which is not fully and unconditionally covered by insurance or for which any Borrower or Surety has not established a cash or cash equivalent reserve in the amount of such judgment shall be rendered;

(j) Assignment for Benefit of Creditors, etc. - if any Borrower or Surety makes or proposes an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by any Borrower or Surety which might materially and adversely affect such Borrower or Surety; or

(k) Bankruptcy, Dissolution, etc. - upon the commencement of any action for the dissolution or liquidation of any Borrower or Surety, or the commencement of any proceeding to avoid any transaction entered into by any Borrower or Surety, or the commencement of any case or proceeding for reorganization or liquidation of any Borrower's or Surety's debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against any Borrower or Surety; provided, however, that such Borrower or Surety shall have forty-five (45) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such forty-five (45) day period, Lender shall not be obligated to make Advances hereunder and Lender may seek adequate protection in any bankruptcy proceeding; or

(l) Receiver - upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for Borrower or Surety or for any of any Borrower's or Surety's Property; or

(m) Execution Process, Seizure, etc. - the issuance of any execution or distrain process against any Borrower or Surety, or any Property of any Borrower or Surety is seized by any governmental entity, federal, state or local; or

(n) Termination of Business - if any Borrower ceases any material portion of its business operations as presently conducted; or

(o) Pension Benefits, etc. - if any Borrower or Surety fails to comply with ERISA, so that grounds exist to permit the appointment of a trustee under ERISA to administer any Borrower's or Surety's employee plans or to allow the Pension Benefit Guaranty Corporation to institute proceedings to appoint a trustee to administer such plan(s), or to permit the entry of a Lien to secure any deficiency or claim; or

(p) Investigations - any indication or evidence received by Lender that reasonably leads it to believe any Borrower or Surety may have directly or indirectly been engaged in any type of activity which, would be reasonably likely to result in the forfeiture of any Property of any Borrower or Surety to any governmental entity, federal, state or local; or

(q) Material Adverse Events -

         (i) Lender reasonably determines that an event which adversely affects the collectibility of a material portion of the Accounts has occurred; or

         (ii) a material adverse change occurs in the business or condition of any Borrower, Surety or any of their other Affiliates.

(r) Lockbox Instructions - any instruction or agreement regarding the Lockbox or the bank accounts related thereto is amended or terminated without the written consent of the Lender, or any Borrower fails, within one Business Day of receipt, to forward Collections it receives with respect to any Accounts to the Lockbox.

8.2 Cure. Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder (provided that Borrowers shall be entitled to cure Unmatured Events of Default within the time periods hereunder expressly provided, time being of the essence).

8.3 Rights and Remedies on Default.

(a) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default or Unmatured Event of Default, Lender may, in its discretion, withhold or cease making Advances under the Credit Facility.

(b) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), Lender may, in its discretion, upon or at any time after the occurrence and during the continuance of an Event of Default, terminate the Credit Facility.

(c) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), Lender may, upon or at any time after the occurrence of an Event of Default, exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

         (i) The right to take possession of the Collateral, and notify all Obligors of Lender's security interest in the Collateral and require payment under Accounts to be made directly to Lender and Lender may, in its own name or in the name of either Borrower, exercise all rights of a secured party with respect to the Collateral and collect, sue for and receive payment on all Accounts, and settle, compromise and adjust the same on any terms as may be satisfactory to Lender, in its sole and absolute discretion for any reason or without reason and Lender may do all of the foregoing with or without judicial process (including without limitation notifying the United States postal authorities to redirect mail addressed to either Borrower to an address designated by Lender); or

         (ii) Require any Borrower at Borrowers' expense, to assemble all or any part of the Collateral and make it available to Lender at any place designated by Lender which may include providing Lender or any entity designated by Lender with access (either remote or direct) to any Borrower's information system for purposes of monitoring, posting payments and rebilling Accounts to the extent deemed desirable by Lender in its sole discretion; or

         (iii) The right to reduce or modify the Revolving Loan Commitment, Borrowing Base or any portion thereof or the Advance Rates or to modify the terms and conditions upon which Lender, may be willing to consider making Advances under the Credit Facility or to take additional reserves in the Borrowing Base for any reason.

(d) Borrowers hereby agree that a notice received by either of them at least ten
(10) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrowers. Borrowers covenant and agree not to interfere with or impose any obstacle to Lender's exercise of its rights and remedies with respect to the Collateral.

8.4 Nature of Remedies. All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against either Borrower, at any time, under any agreement, with any available remedy and in any order.

8.5 Lender's Right to Terminate Credit Facility. Lender shall be entitled to terminate the Credit Facility and upon such termination, Borrowers shall immediately repay all of the Obligations if:

(a) a material change occurs in the marketplace for the delivery or financing of healthcare services which causes a material adverse change in the business or prospects of the Lender or any of its Affiliates, or any event occurs which results in the early amortization or termination of commitments made to the Lender for the financing of Accounts, or

(b) a material adverse change occurs in the Obligor reimbursement rates for Borrowers' services, including without limitation, a change in federal or state laws or rules affecting the provision of, or payment for, medical services which has or is reasonably likely to have a material adverse effect on the business or condition of Borrowers.

SECTION 9. MISCELLANEOUS

9.1 GOVERNING LAW. THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW JERSEY. THE PROVISIONS OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

9.2 Integrated Agreement. The Revolving Credit Notes, the other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender's rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

9.3 Waiver and Indemnity.

(a) No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrowers no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

(b) Each Borrower releases and shall indemnify, defend and hold harmless Lender, and its respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of any Borrower or under, pursuant or related to this Agreement and the other Loan Documents, (ii) any Borrower's breach, or alleged breach, or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, and (iii) any Borrower's failure, or alleged failure, to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees, (including without limitation environmental laws, etc.) and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting from acts or conduct of Lender constituting willful misconduct or gross negligence.

(c) In connection with the lockbox agreements in respect of the Lockbox among Lender, Borrowers and the Lockbox Bank referred to in Section 2.7(a) hereof, Lender and Borrower have agreed to indemnify, hold harmless and reimburse the Lockbox Bank for returned items, uncollected funds, fees and expenses, damages, and other costs and liabilities all as set forth therein. Borrowers jointly and severally agree to reimburse Lender promptly upon demand for any and all payments made in good faith by or on behalf of Lender to or for the benefit of the Lockbox Bank pursuant to or in connection with such lockbox agreement or any lockbox agreement hereafter entered into.

(d) Borrowers' obligations under this Section 9.3 shall constitute Obligations hereunder and shall be secured by the Collateral. Borrowers' obligations under this Section 9.3 shall survive the termination of this Agreement and the repayment of all other Obligations.

9.4 Time. Whenever any Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrowers' performance under all provisions of this Agreement and all related agreements and documents.

9.5 Expenses of Lender.

(a) At Closing and from time to time thereafter, Borrowers will pay all expenses of Lender on demand (including, without limitation, search costs, audit fees, appraisal fees, environmental fees and the fees and expenses of legal counsel for Lender) relating to this Agreement, and all related agreements and documents, including, without limitation, expenses incurred in the analysis, negotiation, preparation, closing, administration and enforcement of this Agreement and the other Loan Documents, the enforcement, protection and defense of the rights of Lender in and to the Loans and Collateral or otherwise hereunder, and any reasonable expenses relating to extensions, amendments, waivers or consents pursuant to the provisions hereof, or any related agreements and documents or relating to agreements with other creditors, or termination of this Agreement (collectively, the "Expenses"). Any Expenses not paid upon demand by Lender shall bear interest at a per annum rate equal to the Default Rate.

(b) In addition, at any time following the date of this Agreement, any Borrower effects any changes which results in a change in the format or sequence of any Borrower's data, Borrowers shall pay to the Lender its reasonable charge for implementing such changes as are necessary to accommodate the changes in the format or sequence of the data such that the Value Track System is capable of importing such data, including an hourly fee of $100.

9.6 Confidentiality. Except as provided in Section 9.19 hereof or to the extent required by law, Borrowers and the Lender agree to maintain the confidentiality of this Agreement and not to disclose the contents hereof or provide a copy hereof to any third party, except (i) accountants, lawyers and financial advisers of the parties who are informed of and agree to be bound by this Section 9.6, and (ii) that copies hereof may be provided to any assignee of the Lender, any investors or prospective investors who acquire or may acquire securities backed by Accounts and any parties which facilitate the issuance of such securities, including rating agencies, guarantors and insurers. The Lender agrees to maintain the confidentiality of patient information obtained as a result of its interests in, or duties with respect to, the Accounts.

9.7 Brokerage. Except as provided in Exhibit "9.7" attached hereto and made a part hereof, this transaction was brought about and entered into by Lender and Borrowers acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. If any claim is made on Lender by any broker, finder or agent or other Person (whether or not identified on Exhibit "9.7"), Borrowers hereby indemnify, defend and hold harmless Lender against such claim and further will defend, with counsel satisfactory to Lender, any action or actions to recover on such claim, at Borrowers' own cost and expense, including Lender's reasonable counsel fees. Borrowers further agree that until any such claim or demand is adjudicated in Lender's favor, the amount demanded shall be deemed an Obligation of Borrowers under this Agreement.

9.8 Notices.

(a) Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person or if sent by telecopy or by nationally recognized overnight courier, or via first class, Certified or Registered mail, postage prepaid, to the address set forth on the signature pages hereof, unless such address is changed by written notice hereunder.

(b) Any notice sent by Lender or Borrowers by any of the above methods shall be deemed to be given when so received.

(c) Lender shall be fully entitled to rely upon any facsimile transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

9.9 Headings. The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.10 Survival. All warranties, representations, and covenants made by Borrowers herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Revolving Credit Notes, regardless of any investigation made by Lender or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrowers hereunder. Except as otherwise expressly provided herein, all covenants made by Borrowers hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full.

9.11 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. No Borrower may transfer, assign or delegate any of its duties or obligations hereunder.

9.12 Duplicate Originals. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.

9.13 Modification. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower and Lender.

9.14 Signatories. Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

9.15 Third Parties. No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrowers. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrowers' duty of performance, including, without limitation, Borrowers' duties under any account or contract with any other Person.

9.16 CONSENT TO JURISDICTION. BORROWERS AND LENDER HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF NEW JERSEY IN

ANY AND ALL ACTIONS AND PROCEEDINGS WHETHER ARISING HEREUNDER OR UNDER ANY OTHER AGREEMENT OR UNDERTAKING. BORROWERS WAIVE ANY OBJECTION TO IMPROPER VENUE AND FORUM NON-CONVENIENS TO PROCEEDINGS IN ANY SUCH COURT AND ALL RIGHTS TO TRANSFER FOR ANY REASON. BORROWERS IRREVOCABLY AGREE TO SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED TO THE ADDRESS OF THE APPROPRIATE PARTY SET FORTH HEREIN.

9.17 Discharge of Taxes, Borrowers' Obligations, Etc. Lender, in its sole discretion, shall have the right at any time, and from time to time, with prior notice to Borrowers, if Borrowers fail to do so five (5) Business Days after requested in writing to do so by Lender, to: (a) pay for the performance of any of Borrowers' Obligations hereunder, and (b) discharge taxes or liens, at any time levied or placed on any of Borrowers' Property in violation of this Agreement unless Borrowers are in good faith with due diligence by appropriate proceedings contesting such taxes or liens and maintaining proper reserves therefor in accordance with GAAP. Expenses and advances shall be deemed Advances hereunder and shall be deemed Advances hereunder and shall bear interest at the same rate applied to the Loans until reimbursed to Lender. Such payments and advances made by Lender shall not be construed as a waiver by Lender of an Event of Default under this Agreement.

9.18 Waiver of Jury Trial. EACH BORROWER AND LENDER HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST LENDER WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS, WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.19 Publication. Borrowers grant the Lender the right to publish and/or advertise information to the effect that this transaction has closed, which information may include, without limit, (i) the names of Borrowers and the Lender, (ii) the size of the transaction and (iii) those items of information commonly included within a "tombstone advertisement" of the type customarily published in financial or business periodicals.

9.20 Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any party's obligations hereunder, the party seeking to enforce such obligations may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement.

         IN WITNESS WHEREOF, the undersigned parties have executed this Agreement the day and year first above written.


Address for Notices:                             BORROWER:

1983 Marcus Avenue                               ATC HEALTHCARE SERVICES, INC.
Suite E-122
Lake Success, NY  11042
Attention: David Savitsky                   By:
                                               ------------------------------
           President

With a copy to:                             Attest:
                                                   --------------------------
                                                        (Corporate Seal)
1983 Marcus Avenue
Suite E-122
Lake Success, NY 11042                      ATC STAFFING SERVICES, INC.
Attention: Gary Marcus, Esq.

                                                 By:
                                                    ----------------------------
                                                           Title:

                                                 Attest:
                                                        ------------------------
                                                           Title:


                                                 LENDER:

American HealthFund, Inc.                        COPELCO/AMERICAN HEALTHFUND,
700 East Gate Drive                                        INC.
Suite 100
Mount Laurel, NJ 08054                      By:
Fax: 609-727-5170                              --------------------------------
                                                           Title: